Exhibit 99.1
Dr. Peter Thompson Joins Anthera Pharmaceuticals Board of Directors
HAYWARD, Calif., February 1, 2011 — Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH), a biopharmaceutical company developing drugs to treat serious diseases associated with abnormal auto-immune responses and inflammation, today announced that it has appointed Dr. Peter Thompson to its Board of Directors. Currently, Dr. Thompson is a venture partner with OrbiMed and is the founder and Managing Director of Strategicon Partners, an investment and management services company. In 2009, Dr. Thompson retired as the Chief Executive Officer and Chairman of Trubion Pharmaceuticals, which he co-founded. He is also the former Vice President and General Manager of Chiron Informatics and held various executive positions at Becton Dickinson. Dr. Thompson is an Ernst & Young Entrepreneur of the Year recipient, an inventor on numerous patents, a board-certified internist and oncologist, and was on staff at the National Cancer Institute following his internal medicine training at Yale University.
Dr. Thompson will be succeeding Dr. A. Rachel Leheny, who has informed the company of her decision to resign from the Board of Directors. Dr. Leheny has served as a member of the board since August 2008. Dr. Thompson will join the Board as a Class II Director and will stand for re-election by the company’s stockholders at Anthera’s 2011 Annual Meeting.
“Peter is a deeply experienced executive and his addition will offer new insight and perspectives as Anthera advances its late stage pipeline,” said Paul Truex, Anthera’s President and Chief Executive Officer. “I would like to thank Rachel for her invaluable guidance as a Director, we will miss having her perspective as we move forward.”
About Anthera Pharmaceuticals
Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with inflammation, including cardiovascular and autoimmune diseases. Anthera has one Phase 3 clinical program, A-002, and two Phase 2 clinical programs, A-623 and A-001. A-002 and A-001 inhibit a novel enzyme target known as sPLA2. Elevated levels of sPLA2 have been implicated in a variety of acute inflammatory conditions, including acute coronary syndrome and acute chest syndrome, as well as chronic diseases such as stable coronary artery disease (CAD). Anthera’s Phase 2 product candidate, A-623, targets elevated levels of B-lymphocyte stimulator (BAFF) which has been associated with a variety of B-Cell mediated autoimmune diseases, including systemic lupus erythematosus (lupus). For more information, please visit www.anthera.com.
Safe Harbor Statement
Certain statements contained in this press release that refer to future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera’s expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in the Company’s public filings with the Securities and Exchange Commission, including Anthera’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.
CONTACT: Bianca Nery of Anthera Pharmaceuticals, Inc., bnery@anthera.com or 510.856.5586.